Filed Pursuant to Rule 433

Dated June 22, 2020

Registration Statement No. 333-239333

FINAL TERM SHEET

1.150% Notes due 2028

Issuer:	Abbott Laboratories

Principal Amount:	$650,000,000

Coupon:	1.150%

Maturity:	January 30, 2028

Price to Public:	99.370% plus accrued interest, if any, from June 24, 2020

Yield to maturity:	1.237%

Benchmark Treasury:	0.500% due May 31, 2027

Spread to Benchmark Treasury:	+70 bps

Treasury Price and Yield:	99-24 / 0.537%

Coupon Dates:	Semiannually on January 30 and July 30

First Coupon:	January 30, 2021

Settlement Date:	June 24, 2020

Par Call Date:	November 30, 2027 (two months prior to the stated maturity of the notes)

Optional Redemption Provisions:

Abbott may redeem the notes at any time prior to the Par Call Date in whole or in part, in each case at Abbott’s option, at a redemption price equal to the sum of: the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments (through the Par Call Date assuming for such purpose the notes matured on the Par Call Date) of principal and interest on the notes being redeemed (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Yield plus 12.5 basis points, plus, in either case, accrued and unpaid interest, if any, to, but excluding, the redemption date on the principal amount of the notes being redeemed.

In addition, Abbott may redeem the notes at any time on or after the Par Call Date in whole or in part, in each case at Abbott’s option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

CUSIP:	002824 BP4

Joint Bookrunning Managers:	Morgan Stanley & Co. LLC Barclays Capital Inc. BofA Securities, Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. MUFG Securities Americas Inc. SG Americas Securities, LLC

Co-Managers:

HSBC Securities (USA) Inc.

Santander Investment Securities Inc.

Standard Chartered Bank

Goldman Sachs & Co. LLC

Banca IMI S.p.A.

BBVA Securities Inc.

ING Financial Markets LLC

Mizuho Securities USA LLC

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

Siebert Williams Shank & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC, toll-free at (866) 718-1649, Barclays Capital Inc. at (888) 603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322 or J.P. Morgan Securities LLC collect at (212) 834-4533.

FINAL TERM SHEET

1.400% Notes due 2030

Issuer:	Abbott Laboratories

Principal Amount:	$650,000,000

Coupon:	1.400%

Maturity:	June 30, 2030

Price to Public:	98.567% plus accrued interest, if any, from June 24, 2020

Yield to maturity:	1.555%

Benchmark Treasury:	0.625% due May 15, 2030

Spread to Benchmark Treasury:	+85 bps

Treasury Price and Yield:	99-07+ / 0.705%

Coupon Dates:	Semiannually on December 30 and June 30

First Coupon:	December 30, 2020

Settlement Date:	June 24, 2020

Par Call Date:	March 30, 2030 (three months prior to the stated maturity of the notes)

Optional Redemption Provisions:

Abbott may redeem the notes at any time prior to the Par Call Date in whole or in part, in each case at Abbott’s option, at a redemption price equal to the sum of: the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments (through the Par Call Date assuming for such purpose the notes matured on the Par Call Date) of principal and interest on the notes being redeemed (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Yield plus 15 basis points, plus, in either case, accrued and unpaid interest, if any, to, but excluding, the redemption date on the principal amount of the notes being redeemed.

In addition, Abbott may redeem the notes at any time on or after the Par Call Date in whole or in part, in each case at Abbott’s option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

CUSIP:	002824 BQ2

Joint Bookrunning Managers:	Morgan Stanley & Co. LLC Barclays Capital Inc. BofA Securities, Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. MUFG Securities Americas Inc. SG Americas Securities, LLC

Co-Managers:

HSBC Securities (USA) Inc.

Santander Investment Securities Inc.

Standard Chartered Bank

Goldman Sachs & Co. LLC

Banca IMI S.p.A.

BBVA Securities Inc.

ING Financial Markets LLC

Mizuho Securities USA LLC

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

Siebert Williams Shank & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC, toll-free at (866) 718-1649, Barclays Capital Inc. at (888) 603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322 or J.P. Morgan Securities LLC collect at (212) 834-4533.